INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-03853 on Form S-8, No. 333-31973 on Form S-3, No. 333-08269 on Form S-3 and
No. 333-09187 on Form S-4 of PhyMatrix Corp. of our report dated May 28, 1997 (relating to the combined financial statements of Clinical Studies Ltd. and Clinical Marketing Ltd.) appearing in this Form 8-K Current Report of PhyMatrix Corp.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 1, 1997